Exhibit 99.1

PRESS RELEASE Spring Lake, Michigan, April 22, 2014

VICTORY ELECTRONIC CIGARETTES CORPORATION CLOSES VIP® ACQUISITION EXPANDING EUROPEAN PLATFORM FOR GROWTH

●	VIP® brings a scalable and innovative multi-channel distribution model with own retail stores, retail mobile units and a very high traffic e-commerce platform
●	Broadens Victory’s brand and product portfolio and enables cross border transfer of industry leading innovation
●	Further strengthens Victory’s position as world’s largest independent electronic cigarette company
●	Delay in initial closing caused by banking holiday over long Easter weekend

SPRING LAKE, MICHIGAN, April 22, 2014 - Victory Electronic Cigarettes Corporation (OTCQB: ECIG), today announced that it has completed the acquisition of VIP®, one of the United Kingdom’s leading and most profitable electronic cigarette companies, for a combination cash and stock in excess of $50 million.  The acquisition officially closed the morning of April 22nd, following wire transfer receipt delays with the closing of the banks in the UK for the long Easter weekend.  VIP® has one of the leading product portfolios of any electronic cigarette company worldwide and has developed a unique multi-channel distribution model with own-retail stores, retail mobile kiosk units, online, and traditional retail.  The acquisition will have a material impact on both revenue and profit of the company.

Manchester, United Kingdom-based VIP® was launched in 2009 by co-founders Miguel Corral and David Levin.  Over the past four years they built VIP® into one of the most profitable and well-run electronic cigarette companies across Europe, with a leading presence in the England and a number one market position in Ireland.   The company has continually innovated in every aspect of its business from its product portfolio to its distribution model to its breakthrough and highly innovative advertising. The company has developed one of the broadest product portfolios of any ecig company worldwide, that includes: traditional rechargeables and disposables, the latest mods, open and closed vaping systems, tanks, some of the highest quality and best tasting liquids, all packaged in tamper evident, child-proof packaging.

VIP® is distributed through a unique multi-channel distribution model and has developed an attractive e-commerce segment, a highly profitable retail mobile unit kiosk model located in major consumer traffic areas, and their own flagship retail stores.  The Company recently began expansion to major retailers in the UK, and has quickly gained acceptance from major supermarket chains throughout the country.  Brent Willis, Chairman and Chief Executive Officer of Victory, and former senior executive at AB InBev and Coca-Cola commented, “VIP® is a high potential franchise with an outstanding leadership team that will each be taking on broader global roles in the combined enterprise.  Of all the electronic cigarette companies, VIP was the most profitable company as a percentage of sales of any ecig firm we have seen worldwide.  Their product portfolio, premium brand, and distribution approaches have global potential and we intend to heavily invest in expanding their distribution model and product portfolio.”

In addition to brand, product and distribution expansion opportunities, the Company will also pursue back office, supply and other cost synergies together with London-based VAPESTICK® that joined the Victory group in January. Mr. Corral commented, “Everyone at VIP® is extremely excited about joining Victory and becoming a driving force behind the largest independent electronic cigarette company in the world.  We knew that to effectively compete in the next phase of this industry that we would need to partner with someone that shared our same vision and would facilitate us to achieve our long-term objectives. We chose Victory because they have the people, the resources, and infrastructure that when combined with our team, will enable us to accomplish our vision – now just on a global basis, and now much faster.”

Victory has been consolidating the electronic cigarette industry, and has completed four major transactions or partnerships in the past four months including the Field’s Texas Group and the FIN® Branding Group in the United States, and VAPESTICK® and now VIP® in Europe.  The company expects to continue its external and organic growth activities as it consolidates its industry leadership position and expands into attractive growth markets around the world.

About Victory
Victory Electronic Cigarettes Corporation is dedicated to providing a cleaner and healthier alternative to smoking for all, and intends to empower smokers to regain their freedom. Victory is the largest independent electronic cigarette company in the world, owns the trademarks VAPESTICK®, FIN®, Victory®, GreenStix®, VIP® and others.  The company owns multiple subsidiary companies and has operations in North America, Central America, Latin America, Western Europe, and Asia.  Victory offers consumers a full product portfolio that incorporates the highest quality and latest technology, and has been rated as superior in real tobacco taste amongst major brands.

About VIP
VIP® is one of Europe’s leading brands of premium electronic cigarettes, founded in 2009 by co-founders Miguel Corral and David Levin, and later joined by Dave Ryder, Chief Product Officer. With its full portfolio across all relevant segments within electronic cigarettes and vaping products, VIP® has grown to become one of the most recognized brands in the United Kingdom, the number one brand in Ireland, and the preferred brand in taste amongst consumers in the UK.  The Company currently sells its products online at www.vipcig.co.uk, through its own flagship retail outlets, online, in mobile kiosk units, and in major retailers in the UK. The business is a member in good standing of ECITA (European Electronic Cigarette Industry Trade Association).

Safe Harbor Disclosure
This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of Victory, including statements regarding Victory’s expectation to see continued growth.  The forward-looking statements are based on the assumption that operating performance and results will continue to materialize consistent with recent trends.  Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties include: Victory’s reliance on additional financing, Victory’s profitability and financial health, risks associated with Victory’s products, including that they may pose a health risk; governmental regulations may impact Victory’s business; the market or consumers may not accept Victory’s products; Victory relies on a single class of products; existing or pending patents may affect Victory’s business; and other factors disclosed in the Company's filings with the Securities and Exchange Commission. Unless required by applicable law, Victory undertakes no obligation to update or revise any forward-looking statements.

For investor inquiries please contact:
Suzanne Garcia
Manger, Investor Relations
Tel: 650.279.2341
Email: suzanne@victoryecigs.com
www.victoryecigs.com